EXHIBIT 5.1

October 28, 1996


Firestone Retail Credit Corporation
One International Place
Boston, Massachusetts  02110-2624

Re:  Bridgestone/Firestone Master Trust
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Ladies and Gentlemen:

We have been asked to deliver this opinion in connection with the preparation of the registration statement on Form S-1 (No. 33-07185) (the "Registration Statement") relating to the issuance by Bridgestone/Firestone Master Trust
(the "Trust") of Class A and Class B Asset Backed Certificates, Series 1996-1 (the "Certificates") pursuant to a Pooling and Servicing Agreement and the Series 1996-1 Supplement hereto, each dated as of October , 1996 (collectively, the "Pooling and Servicing Agreement"), among Firestone Retail Credit Corporation, as transferor (the "Transferor"), Bridgestone/Firestone, Inc. ("Bridgestone"), as Servicer, and The Fuji Bank and Trust Company, as trustee (in such capacity, the "Trustee"). The Registration Statement has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). All capitalized terms used but not specifically defined herein have the meaning assigned to such terms in the Agreement.

In connection with this opinion, we have examined original, reproduced or certified copies of the Certificate of Incorporation and By-Laws of the Transferor, each as amended to date, the Registration Statement, records of actions taken by the Board of Directors of the Transferor and a form of the Agreement. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary as a basis for the opinions hereinafter set forth. In all such examinations made by us in connection with this opinion, we have assumed the genuineness of all signatures, the completeness and authenticity of all records and all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof. As to various matters of fact relevant to the opinions hereinafter expressed, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Transferor, Bridgestone and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America and the laws of the State of New York.


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Based upon and subject to the foregoing, we are of the opinion that when the issuance, execution and delivery of the Certificates have been authorized by all necessary corporate action of the Transferor in accordance with the provisions of the Pooling and Servicing Agreement, and when such Certificates have been duly executed and delivered, authenticated by the Trustee and sold as described in the Registration Statement assuming that the terms of such Certificates are otherwise in compliance with applicable law at such time, such Certificates will be legally issued, fully paid and non-assessable and entitled to the benefits of the Pooling and Servicing Agreement. This opinion is subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and we express no opinion with respect to the application of equitable principles or remedies in any proceeding, whether at law or in equity.

We hereby consent to the filing of this opinion as an exhibit to the


Registration Statement and to the references to this firm under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,



/s/ Stroock & Stroock & Lavan

STROOCK & STROOCK & LAVAN